EXHIBIT 11.0


                               SAVILLE SYSTEMS PLC
                                FORM 10-Q REPORT
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1996


                    Calculation of Shares Used in Determining
                            Net Income Per Share (1)

(in thousands, except per share data)

                                                     Three months ended                Nine months ended
                                                  Sept. 30         Sept. 30        Sept. 30         Sept. 30
                                                    1996             1995            1996             1995

--------------------------------------------- ------------------ -------------- ---------------- ---------------

                                                 (unaudited)      (unaudited)       (unaudited)     (unaudited)


Net income                                               $3,311         $1,054           $7,915          $4,981

Weighted average number of Ordinary equivalent shares:

     Ordinary shares                                     17,771         15,004           17,646          15,004
     Non-qualified share options (2)                      1,277            793            1,229             793
                                                         19,048         15,797           18,875          15,797



Net Income per Share                                      $0.17          $0.07            $0.42           $0.32




(1) This  Exhibit  should be read in  connection  with "Net Income per share" in
Note 2 of the notes to the consolidated interim financial statements.

(2) Pursuant to the requirements of the Securities and Exchange Commission, Ordinary Shares and share equivalents issued during the twelve month period prior to the Company's initial public offering have been included in the calculation (using the treasury stock method and the initial public offering price) as if they were outstanding for all periods presented.